Exhibit 1.2

UNIT PURCHASE AGREEMENT

June 16, 2011

Evercore Partners Inc.

55 East 52nd Street

38th Floor

New York, NY 10055

Ladies and Gentlemen:

Subject to the terms and conditions stated in this Unit Purchase Agreement (this “Agreement”), the holder of limited partnership units of Evercore LP, a Delaware limited partnership (“Evercore LP”), identified on Schedule I hereto (the “Selling Unitholder”) hereby agrees to sell to Evercore Partners Inc., a Delaware corporation (the “Company”), and the Company hereby agrees to purchase from the Selling Unitholder, the number of limited partnership units of Evercore LP set forth opposite the Selling Unitholder’s name in Schedule I hereto (the “Firm Evercore LP Units”). In addition, the Selling Unitholder hereby agrees to sell to the Company, and the Company agrees to purchase from the Selling Unitholder, certain additional limited partnership units of Evercore LP on the terms and subject to the conditions set forth in Section 4 hereof (the “Additional Evercore LP Units” and, together with the Firm Evercore LP Units, the “Evercore LP Units”).

1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Selling Unitholder, as of (i) the date hereof, (ii) the date of any sale of or offer to sell shares of Class A Common Stock (as defined below) pursuant to the Underwriting Agreement (as defined below) and (iii) the date of any delivery of Evercore LP Units pursuant to this Agreement that:

(a) The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been approved by the Company’s Board of Directors and duly authorized by all necessary corporate action of the Company and will not result in any violation of the provisions of the Company’s certificate of incorporation or bylaws, each as amended or restated.

(b) No consent, approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or body is required in connection with the transactions contemplated herein that has not been obtained and is in full force and effect.

2. Representations and Warranties of the Selling Unitholder. The Selling Unitholder represents and warrants to, and agrees with, the Company, as of (i) the date hereof, (ii) the date of any sale of or offer to sell shares of Class A Common Stock pursuant to the Underwriting Agreement and (iii) the date of any delivery of Evercore LP Units pursuant to this Agreement that:

(a) To the extent applicable, the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action of the Selling Unitholder and will not result in any violation of the provisions of the certificate of limited partnership, limited partnership agreement, trust agreement or similar organizational document of the Selling Unitholder, each as amended or restated.

(b) The Selling Unitholder is the sole record owner of the Evercore LP Units to be sold by it hereunder, free and clear of all liens, encumbrances, equities and claims, and the Selling Unitholder has sole authority to sell, transfer or otherwise dispose of such Evercore LP Units.

(c) No consent, approval, authorization, filing, order, registration or qualification of or with any court or governmental agency or body or any other person or entity is required for the sale of the Evercore LP Units by the Selling Unitholder as contemplated by this Agreement.

3. Purchase and Sale of Firm Evercore LP Units. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Selling Unitholder hereby agrees to sell to the Company, and the Company hereby agrees to purchase from the Selling Unitholder, the number of Firm Evercore LP Units set forth opposite the Selling Unitholder’s name in Schedule I hereto, and the Company agrees to purchase from the Selling Unitholder the Firm Evercore LP Units, at a purchase price of $34.01 per unit (such price being the net proceeds per share to the Company of Class A common stock, par value $.01 per share (the “Class A Common Stock”) in the underwritten public offering (the “Offering”) contemplated by the Underwriting Agreement dated the date hereof (the “Underwriting Agreement”) among the Company and the several Underwriters party thereto (the “Underwriters”)).

4. Purchase and Sale of Additional Evercore LP Units. In the event that the Underwriters exercise in whole or in part their option set forth in the Underwriting Agreement to purchase additional shares of Class A Common Stock from the Company and, subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Selling Unitholder hereby agrees to sell to the Company, and the Company agrees to purchase from the Selling Unitholder, up to the number of Additional Evercore LP Units set forth opposite the Selling Unitholder’s name in Schedule I hereto, at the per unit purchase price set forth in the preceding Section 3.

5. Delivery and Payment.

(a) Delivery of and payment for the Firm Evercore LP Units shall be made promptly following the Initial Delivery Date (as such term is defined in the Underwriting Agreement). Delivery of the Firm Evercore LP Units shall be made to the Company at the offices of the Company (or at such other place mutually agreed upon by the parties) against payment by the Company of the aggregate purchase price of the Firm Evercore LP Units being sold by the Selling Unitholder.

(b) Any delivery of and payment for the Additional Evercore LP Units shall be made promptly following the applicable Option Stock Delivery Date (as such term is defined in the Underwriting Agreement). Any delivery of the Additional Evercore LP Units shall be made to the Company at the offices of the Company (or at such other place mutually agreed upon by the parties) against payment by the Company of the aggregate purchase price of the Additional Evercore LP Units being sold by the Selling Unitholder.

(c) The Selling Unitholder will pay all applicable transfer taxes, if any, involved in the transfer to the Company of the Evercore LP Units to be purchased by it from the Selling Unitholder.

(d) The Selling Unitholder hereby irrevocably constitutes and appoints each officer, employee and agent of the Company and/or Evercore LP, with full power of substitution in the premises, to transfer the Evercore LP Units being sold by the Selling Unitholder on the books of Evercore LP. This power of attorney is coupled with an interest.

6. Conditions to the Obligations of the Company. The obligation of the Company to purchase Evercore LP Units from the Selling Unitholder shall be subject to the satisfaction (or waiver by the Company) of the following conditions precedent: (i) the accuracy of the representations and warranties of the Selling Unitholder contained herein as of (x) the date hereof, (y) the date of any sale of or offer to sell shares of Class A Common Stock pursuant to the Underwriting Agreement and (z) the date of any delivery of Evercore LP Units pursuant to this Agreement, (ii) the performance by the Selling Unitholder of its obligations hereunder and (iii) in the case of the purchase of the Firm Evercore LP Units, the occurrence of the Initial Delivery Date, or in the case of the purchase of Additional Evercore LP Units, the occurrence of the Option Stock Delivery Date.

7. Tax Receivable Agreement. The Company and the Selling Unitholder hereby agree that the purchase of Evercore LP Units by the Company from the Selling Unitholder and the sale of the Evercore LP Units by the Selling Unitholder to the Company shall constitute an “Exchange” under the Tax Receivable Agreement, dated as of August 10, 2006, by and among the Company and each of the Partners (as such term is defined therein) from time to time party thereto.

8. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Company, will be mailed, delivered or telefaxed to (212) 857-7426 and confirmed to it at Evercore Partners Inc., 55 East 52nd Street, 38th Floor, New York, NY 10055, Attention: Adam B. Frankel, Esq.; or if sent to the Selling Unitholder, will be mailed, delivered or telefaxed to the respective telefax number and address of the Selling Unitholder as set forth in the records of the Company.

9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

10. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

11. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Company and the Selling Unitholder.

Very truly yours,

By:
Name:
Title:	As Attorney-in-fact of the Selling Unitholder listed in Schedule I hereto

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

EVERCORE PARTNERS INC.

By:
Name:
Title:

SCHEDULE I

Selling Unitholder	Number of Firm Evercore LP Units to be Sold	Maximum Number of Additional Evercore LP Units to be Sold